Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2013 Third Quarter Results

Morrisville, NC - June 17, 2013 - Alliance One International, Inc. (NYSE: AOI) today announced improved operating results for its fiscal year ended March 31, 2013 driven by revenue and operating income growth.

Fiscal Year Results

For the year ended March 31, 2013, the Company reported net income of $24.0 million, or $0.27 per basic share, compared to net income of $29.5 million, or $0.34 per basic share last year.

Sales and other operating revenues improved versus last year $93.0 million to $2,243.8 million consistent with the plan of leveraging the Company's lower cost position in the markets that it operates. This year cost of goods sold included $14.3 million of foreign exchange hedging expense primarily due to significant Brazilian Real depreciation versus the U.S. dollar during the first quarter, while last year we recognized $6.0 million of income. The $20.3 million cost increase versus last year directly impacted gross profit. Additionally, monitor expense remained similar to last year and should no longer impact results after the second quarter next fiscal year and is also not part of recurring core operating costs. A portion of cost and efficiency improvements are evident with an additional $1.8 million decrease in selling, general and administrative expense to $145.8 million, when compared to last fiscal year and reduced by $12.2 million since 2011, driven by head count reduction. Finally, operating income of $160.3 million this year, included $24.1 million pursuant to a Brazilian excise tax case ruling, compared to $13.7 million of gains last year, on a Brazilian real property exchange.

Mr. Pieter Sikkel, Chief Executive Officer and President said, “We are encouraged by our sales improvements this year, however there remain significant opportunities to improve our performance and we have further objectives to meet as part of reaching our goals. With South America returning to a more normal purchasing cycle and delayed shipments from some regions, inventory at year end was higher than anticipated, but well positioned. Our global team has pushed hard the last 28 months to deliver our restructuring plan laid out in December 2010. Our cost structure has improved substantially and has strengthened our market position, which is clear with sales that have improved from fiscal year 2011 by $149.7 million. We have evaluated our financial performance this year compared to last year, focusing on core operating results versus non-core expense and income. Understanding that we have now completed the second crop cycle since we began repositioning our business, we continue to progress in line with our internal plan and expect continued improvements as we move forward.

Mr. Sikkel concluded, “Strategic investment remains a primary focus and this year we deployed $39.9 million to further improve factory efficiencies and enhance our supply chain. Investment in farmer

Allaince One International, Inc.

agronomy programs, which support secure compliant sustainable supply as embraced by our customers, continues to be a key component of our plans. Total demand for tobacco, while shifting, is stable and supply remains tight in burley and higher quality flavor tobaccos. Our balance sheet is well positioned with inventories at year-end of $903.9 million and uncommitted inventory well within our stated range of $50-$150 million. We are now executing on the next level of our longer term plan that should further increase volume, revenue and profit dollars, ultimately delivering enhanced shareholder value.”

Performance Summary for Fiscal Year 2013

The following is a brief overview of the Company's financial results for the year ended March 31, 2013.  For additional information and a more detailed discussion of these results, please refer to the Annual Report on Form 10-K filed on June 17, 2013.

Total sales and other operating revenues increased 4.3% to $2,243.8 million compared to the prior year. Tobacco sales increased $94.1 million primarily due to higher green costs from smaller crop sizes in Africa and Brazil for the fiscal 2013 crop, which were passed on to the customer. Processing and other revenues decreased 1.1% to $95.1 million due to the smaller crop size in Brazil.

Gross profit decreased slightly 0.9% to $285.2 million and gross profit as a percentage of sales decreased from 13.4% to 12.7% mainly due to higher processing costs on a per kilos basis from smaller African crop sizes that were not fully passed on to the customer. Also impacting gross profit and core operating results was $14.3 million of foreign exchange hedge expense versus $6.0 million of income last year, a $20.3 million increase versus the prior year.

Selling, general and administrative expenses decreased 1.2% to $145.8 million when compared to the prior year, driven by reduced building rent and professional fees.

Other income was $20.7 million this year primarily related to a non-cash benefit of $24.1 million for Brazilian excise taxes based on a court ruling on March 7, 2013, and $15.7 million of income last year mainly from Brazilian asset gains related to a real property exchange.

Interest costs increased 7.3% from the prior year related to higher average borrowings and higher average rates, which reduced pretax results for the year 5.7% to $51.1 million.

Cash taxes paid increased $3.6 million to $20.8 million, while the effective tax rate increased from 46.2% in 2012 to 54.8% in 2013. Effective rates in both years vary significantly from the statutory tax rate, due to foreign income tax rates that are lower than the U.S. rate, exchange rates, changes to valuation allowance on deferred tax assets and changes in unrecognized tax benefits.

Liquidity and Capital Resources

As of March 31, 2013, available credit lines and cash were $554.8 million comprised of $92.0 million in cash and $462.8 million of credit lines including $10.6 million exclusively for letters of credit, all consistent with internal expectations.

Fiscal Year 2013 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year ended March 31, 2013, on June 18, 2013 at 8:00 A.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

Allaince One International, Inc.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET Tuesday, June 18 through 11:00 A.M. ET Sunday, June 23. To access the replay, dial (888) 203-1112 within the U.S. or (719) 457-0820 outside the U.S., and enter access code 3583583. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI's results to differ materially from those described in forward-looking statements can be found in AOI's Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC's Internet site (http://www.sec.gov).

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Allaince One International, Inc.

STATEMENTS OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)	2013	2012
Sales and other operating revenues	$2,243,816	$2,150,767
Cost of goods and services sold	1,958,570	1,863,115
Gross profit	285,246	287,652
Selling, general and administrative expenses	145,750	147,558
Other income	20,721	15,725
Restructuring and asset impairment charges (recoveries)	(55)	1,006
Operating income	160,272	154,813
Debt retirement expense	1,195	-
Interest expense	114,557	106,804
Interest income	6,547	6,149
Income before income taxes and other items	51,067	54,158
Income tax expense	27,992	25,039
Equity in net income of investee companies	1,637	72
Net income	24,712	29,191
Less: Net income (loss) attributable to noncontrolling interests	699	(260)
Net income attributable to Alliance One International, Inc.	$24,013	$29,451
Other comprehensive income (loss), net of tax:
Net income	$24,712	$29,191
Currency translation adjustment	(2,802)	(1,546)
Defined benefit pension amounts, reclassified to income net of tax of $1,229 in 2013 and $420 in 2012	(13,717)	(15,324)
Total other comprehensive income (loss), net of tax	(16,519)	(16,870)
Total comprehensive income	8,193	12,321
Comprehensive income (loss) attributable to noncontrolling interests	699	(260)
Total comprehensive income attributable to Alliance One International, Inc.	$7,494	$12,581

Earnings Per Share
Basic	$0.27	$0.34
Diluted	$0.25	$0.3